MEMORANDUM

DATE: August 14, 2000

TO:   File

FROM: Oriosto Medrano

RE:   Item 77(i): Form N-SAR for Fidelity Variable Insurance Product
      II.

Pursuant to a Board approved vote on December 16, 1999, Fidelity Variable Insurance Product (VIP) Contrafund Portfolio, VIP Asset
Manager: Growth Portfolio, Fidelity VIP Index 500 Portfolio, Fidelity VIP Asset Manager Portfolio, and Fidelity VIP Investment Grade Bond Portfolio, commenced a new class of shares (Service Class 2) on January 12, 2000.